Exhibit 99.1

Selectis Health Enters Definitive Purchase and Sale Agreement for Archway Transitional Care Center in Georgia

- Archway Nursing Facility and Related Property to be Sold for $6.75 Million -

Greenwood Village, Colorado, May 9, 2024 – Selectis Health, Inc. (OTC: GBCS) (“Selectis” or the “Company”) announced that its wholly-owned subsidiary, Goodwill Hunting, LLC (the “Seller”), has executed and delivered a definitive Purchase and Sale Agreement (the “PSA”) to sell certain real property located in Macon, Bibb County, Georgia, including the skilled nursing facility known as Archway Transitional Care Center1 (collectively, “the Archway Property”). Pursuant to the PSA, Bibb County Holdings II, LLC (the “Purchaser”) has agreed to purchase the Archway Property for $6.75 million, subject to certain prorations, holdbacks, and adjustments customary in transactions of this nature.

The Seller and Purchaser entered into the PSA on May 1, 2024 (the “Effective Date”). Under the terms of the PSA, the Purchaser has a 45-day period from and after the Effective Date in which to undertake any due diligence or inspections of the Archway Property (the “Inspection Period”) where deemed necessary and appropriate, including obtaining a fair market value appraisal. Upon full satisfaction or select waiver of the Purchaser’s closing conditions, the Purchaser and Seller shall consummate and close the sale of the Archway Property approximately 15 days after the expiration of the Inspection Period.

Prior to the Inspection Period’s expiration, the Purchaser shall have the right to terminate the PSA for any reason or no reason by delivering written notice to the Seller. In the event of termination, the Purchaser shall receive a full refund of the initial $50,000 deposit delivered to the Seller’s escrow agent.

Following completion of the transaction, the Company and its wholly owned affiliates will continue to own and operate its Eastman Healthcare & Rehabilitation, Glen Eagle Nursing & Rehabilitation, Providence of Sparta Healthcare & Rehabilitation, and Warrenton Healthcare & Rehabilitation facilities in the state of Georgia. The Company’s total remaining footprint is summarized below:

Remaining Facilities Post-Transaction

Facility	Beds	Facility Type	State
Grand Prairie Nursing Home [1]	141	Skilled Nursing	AR
Eastman Healthcare & Rehabilitation	100	Skilled Nursing	GA
Glen Eagle Nursing & Rehabilitation	101	Skilled Nursing	GA
Providence of Sparta Healthcare & Rehabilitation	71	Skilled Nursing	GA
Warrenton Healthcare & Rehabilitation	110	Skilled Nursing	GA
Meadowview Healthcare & Rehabilitation	99	Skilled Nursing	OH
Higher Call Healthcare & Rehabilitation	86	Skilled Nursing	OK
Maple Street Healthcare & Rehabilitation	29	Skilled Nursing	OK
Park Place Healthcare & Rehabilitation	106	Skilled Nursing	OK
Southern Hills Assisted Living Facility [2]	24	Assisted Living	OK
Southern Hills Healthcare & Rehabilitation[2]	106	Skilled Nursing	OK
Southern Hills Retirement Facility[2]	90	Independent Living	OK

1 Leased facilities operated by third parties.

2 All located on the same campus in Tulsa, OK.

Adam Desmond, CEO of Selectis Health, commented: “With the additional capital from the sale of the Archway Property, we expect to enhance our balance sheet and achieve greater flexibility towards optimizing our remaining facility footprint. We are working diligently to close this transaction, and we remain opportunistic in pursuing further real estate and operational rationalization initiatives.”

For more information on the transaction, please see the Company’s associated Form 8-K disclosure, as filed on May 8, 2024.

About Selectis Health

Selectis Health owns and/or operates healthcare facilities in Arkansas, Georgia, Ohio, and Oklahoma, providing a wide array of living services, speech, occupational, physical therapies, social services, and other rehabilitation and healthcare services. Selectis focuses on building strategic relationships with local communities in which its partnership can improve the quality of care for facility residents. With its focused growth strategy, Selectis intends to deepen its American Southcentral and Southeastern market presence to better serve the aging population along a full continuum of care.

For more information, please visit www.selectis.com.

Forward Looking Statements

This press release contains statements that plan for or anticipate the future. In this press release, forward-looking statements are generally identified by the words “anticipate,” “plan,” “believe,” “expect,” “estimate,” and the like. These forward-looking statements include, but are not limited to, statements regarding the following:

*	strategic business relationships;
*	statements about our future business plans and strategies;
*	anticipated operating results and sources of future revenue;
*	our organization’s growth;
*	adequacy of our financial resources;
*	development of markets;
*	competitive pressures;
*	changing economic conditions; and,
*	expectations regarding competition from other companies.
*	the duration and scope of the COVID-19 pandemic
*	the impact of the COVID-19 pandemic on occupancy rates and on the operations of the Company’s facilities.
*	Actions governments take in response to the COVID-19 pandemic, including the introduction of public health measures and other regulations affecting our properties and our operations.
*	The effects of health and safety measures adopted by us in response to the COVID-19 pandemic.
*	Increased operational costs because of health and safety measures related to COVID-19.
*	Disruptions to our property acquisition and disposition activities due to economic uncertainty caused by COVID-19.
*	General economic uncertainty in key markets as a result of the COVID-19 pandemic and a worsening of global economic conditions or low levels of economic growth.

Although we believe that any forward-looking statements, we make in this press release are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this press release, include:

*	changes in general economic and business conditions affecting the healthcare industry;
*	developments that make our facilities less competitive;
*	changes in our business strategies;
*	the level of demand for our facilities; and
*	regulatory changes affecting the healthcare industry and third-party payor practices.

Investor Relations Contact

Scott Liolios or Jackie Keshner

Gateway Group, Inc.

(949) 574-3860

selectis@gateway-grp.com